Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of the Registrant
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
1.           Compania de Juguetes Mexicanos, S.A. de C.V. (99%)    (Mexico)
2.           MRV, Inc.                                             (Delaware)
3.           Marvel Characters, Inc.                               (Delaware)
4.           Marvel Entertainment Group, Inc.                      (Delaware)
5.           Spider-Man Merchandising LP (50%)                     (Partnership)
6.           Toy Biz International Limited (99%)                   (Hong Kong)

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